NEWS RELEASE

SEPTEMBER 13, 2005

FOR IMMEDIATE RELEASE

CONTACT:	Andy L. Nemeth

PATRICK INDUSTRIES, INC.

REPORTS CHANGE IN OWNERSHIP OF SHARES

Elkhart, Indiana - - - - The Board of Directors of Patrick Industries, Inc. (the “Company”) today announced that Mervin D. and Dorothy M. Lung have sold approximately all of their ownership interests in the Company to Tontine Capital Partners, L.P. (“Tontine”), a Delaware Limited Partnership managed by Jeffrey Gendell. Mr. Lung agreed to sell 844,621 shares and Mrs. Lung agreed to sell 45,600 shares of Patrick Industries, Inc. Common Stock and all of the rights associated thereto.

Prior to this transaction, Tontine held 422,868 shares of the Company, or approximately 8.9% of the total outstanding Common Stock. This purchase increases Tontine’s position in the Company to approximately 27.5% of the total outstanding Common Stock, or 1,313,089 shares.

Mervin D. Lung has resigned from the Board of Directors of Patrick Industries, Inc. after more than 46 years of service. Mr. Lung founded the Company in 1959, took it public in 1968, and was active in management and the direction of the Company until his retirement in 1998. The Board of Directors would like to thank Mr. Lung for his significant contributions to the growth, success, and viability of the Company, his dedicated years of service, and wish him well in all of his future endeavors.

In connection with this transaction, the Company granted registration rights to Tontine and amended its Shareholder Rights Plan so that this acquisition of shares by Tontine would not cause a separation date to occur under the Shareholder Rights Plan. The definition of “Acquiring Person” contained in the Shareholder Rights Plan was amended to exclude Tontine Capital Partners, L.P. and its affiliates, associates, or related groups as long as they collectively hold less than 30% of the Common Stock of the Company. In addition, the Shareholder Rights Plan will no longer exclude Mervin D. Lung and certain members of his family from the definition of “Acquiring Person.”

Patrick Industries is a major manufacturer of component products and distributor of building products serving the Manufactured Housing, Recreational Vehicle, Kitchen Cabinet, Furniture, Marine, and other industrial markets and operates coast to coast in thirteen states.

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